SCHEDULE A
 To the Advisory Agreement dated March 1, 1997 between Key Asset Management Inc.
  (the "Adviser") and The Victory Portfolios, on behalf of the following Funds


                                                   Fee, at an annual rate,
Name of Fund                                       expressed as a percentage of average daily net assets.*
------------                                       --------------------------------------------------------
1.  Balanced Fund                                  0.70% on the first $400 million, 0.65% on the next $400
                                                   million, and 0.60% on assets in excess of $800 million
2.  Convertible Fund                               0.75%
3.  Diversified Stock Fund                         0.65% on the first $800 million and 0.60% on assets in
                                                   excess of $800 million
4.  Equity Income Fund                             0.75%
5.  Federal Money Market Fund                      0.25%
6.  Financial Reserves Fund                        0.50%
7.  Fund for Income                                0.50%
8.  Growth Fund                                    0.75% on the first $400 million, 0.65% on the next $400
                                                   million, and 0.60% on assets in excess of $800 million
9.  Institutional Money Market Fund                0.20%
10. Intermediate Income Fund                       0.75%
11. LifeChoice Conservative Investor Fund          0.20%
12. LifeChoice Growth Investor Fund                0.20%
13. LifeChoice Moderate Investor Fund              0.20%
14. Maine Municipal Bond Fund (Intermediate)       0.55%
15. Maine Municipal Bond Fund (Short-Intermediate) 0.55%
16. Michigan Municipal Bond Fund                   0.60%
17. National Municipal Bond Fund                   0.55%
18. National Municipal Bond Fund (Long)            0.60%
19. National Municipal Bond (Short-Intermediate)   0.55%
20. New York Municipal Bond Fund                   0.55%
21. Ohio Municipal Bond Fund                       0.60%
22. Ohio Municipal Money Market Fund               0.50%
23. Prime Obligations Fund                         0.35%
24. Small Company Opportunity Fund                 0.65% on the first $100 million, 0.55% on the next $100
                                                   million, and 0.45% on assets in excess of $200 million
25. Special Value Fund                             0.75% on the first $400 million, 0.65% on the next $400
                                                   million, and 0.60% on assets in excess of $800 million

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*   Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time. Any such voluntary waiver will be irrevocable and determined in advance of rendering investment advisory services by the Adviser, and shall be in writing and signed by the parties hereto.


                                                   Fee, at an annual rate,
Name of Fund                                       expressed as a percentage of average daily net assets.*
------------                                       --------------------------------------------------------

26. Stock Index Fund                               0.50% on the first $400 million, 0.45% on the next $400
                                                   million, and 0.40% on assets in excess of $800 million
27. Tax-Free Money Market Fund                     0.35%
28. Value Fund                                     0.75% on the first $400 million, 0.65% on the next $400
                                                   million, and 0.60% on assets in excess of $800 million

Amended as of February 26, 2002; Effective March 1, 2002.